Exhibit 99.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the "Agreement") is dated this 6th day of June, 2012, by and between Key Technology, Inc. (hereinafter "Key" or "Company") and David M. Camp (hereinafter "Camp") (each a "Party" and collectively, the "Parties").  As used in this Agreement, the terms "Key" and/or "Company" includes the above-named employer, its subsidiaries, affiliates, successors, assigns, beneficiaries, insurers, representatives, agents and all of Key's past and present directors, officers, employees, principals and members (collectively, "Related Parties").

WHEREAS, Camp has resigned from his duties as President and Chief Executive Officer effective May 16, 2012 and his employment relationship with Key will terminate as of the close of business on June 23, 2012 (the "Effective Date"); and

WHEREAS, Camp's eligibility to receive the separation benefits provided in this Agreement is conditioned upon the mutual covenants contained in this Agreement and upon Camp releasing Key from any and all employment-related claims;

NOW THEREFORE, in consideration of the mutual covenants set forth herein, the Parties agree as follows:

1.   Resignation.  Camp hereby confirms his resignation effective May 16, 2012 from all officer or trustee positions with the Company and any Related Party and as a member of the Company's Board of directors, and his resignation as an employee of Key as of the Effective Date.

2.   Accrued Salary and Separation Benefits.  Key shall pay Camp at his regular base salary at its existing rate at normal pay periods occurring hereafter and prior to June 23, 2012, and for all earned but unpaid wages, including earned and unused vacation benefits, through the Effective Date by issuing a check to Camp before 5 p.m. on the Company's next regular payroll date following the Effective Date.  Camp may direct whether such check should be mailed to his residence or made available for him to pick up at Company.  Key in addition agrees, upon the terms, and subject to the conditions of this Agreement, to provide to Camp the following Separation Benefits, which Separation Benefits the Parties acknowledge and agree are above and beyond any payment required by law or mandated by any Key policy:

a) The Company shall pay Camp $300,000.00 as separation pay, less regular wages withholdings (to the extent required under applicable tax laws and regulations), in a single payment to be made on the next regular payroll date following the Effective Date;

b) The Company will for the period through June 23, 2013 pay the cost of Camp's premiums under COBRA to continue coverage under the Company's health benefits plan, if Camp applies for such coverage, or will reimburse Camp an equivalent amount if he obtains coverage through another insurance plan; and

c) The stock rights set forth in Section 4 below.

3.   Redemption of Company Stock.  The Parties acknowledge that Camp has advised the Company that he wishes to sell 25,000 shares of the Company's Common Stock currently held by Camp.  Based on the Company's interest in maintaining an orderly and balanced public market for its shares of Common Stock, the parties agree that from time to time after the date hereof and through December 31, 2012 if Camp wishes to sell any of his shares of the Company's Common Stock, he will tender the shares, in increments of not less than 5,000 shares, to the Company until such time as he has tendered a total of 25,000 shares.  The price for all tendered shares will be the average closing price for the five trading days immediately preceding the date of the tender less a discount equal to the sum of $.03 per share plus a transaction fee of $1.50.  The Company will respond to each tender within two business days of receipt, and will purchase the tendered shares, up to a maximum of 25,000 shares, at the price as so determined unless the Company's Board or any designated representative of the Board determines based on then-existing circumstances that it would not be in the Company's best interest to do so.  If any tendered shares are not purchased by the Company, Camp may proceed to sell up the number of tendered shares in the market subject to compliance with applicable rules and regulations.

4.   Vesting of Restricted Stock.  Camp was previously issued 51,163 shares of Key Common Stock under a Restricted Stock Agreement dated October 2, 2009 (the "Restricted Shares").  A total of 25,582 of such shares are scheduled to become fully vested and not subject to forfeiture on September 30, 2012.  Upon the expiration of the period of revocation referenced in Section 9 below without revocation by Camp, Camp's rights to the remaining 25,582 Restricted Shares shall fully vest and all risk of forfeiture shall lapse.  The rights to these shares, which absent this Agreement would be forfeited upon termination of the employment relationship, are an additional Separation Benefit under that Agreement.

5.   Employment as Independent Consultant.  Company desires to retain Camp as an independent business consultant to provide transitional services on an as needed and nonexclusive basis for the Board of Directors, or management as requested by the Company's Chief Executive Officer, and Camp agrees to be generally available to provide such services up to 20 hours per month.  Such general time requirements may be expanded as appropriate with respect to pending litigation involving the Company in which Camp may be required to appear as a witness.  Company's request for Camp's consulting services shall take into consideration his personal and business commitments.  Camp shall provide such consulting services and Company shall pay Camp a one-time payment of $10,000 within five business days following the expiration of the period of revocation set forth in Section 9 below, and 12 monthly payments each in the amount of $5,000 payable on the last business day of each of the months of July 2012 through June of 2013.  The payments for consulting services shall not be subject to tax withholdings and Company shall issue an IRS form 1099 for such payments.  Company shall also reimburse Camp, in accordance with the Company's policy, for reasonable out-of-pocket travel expenses that he incurs if the Company requests that he travel in connection with his consulting services for the Company.

6.   Release of All Claims.  Camp hereby releases and forever discharges Company and all Related Parties, and their respective insurers, successors and assigns, from any and all rights of action, claims, demands, wage claims, contract claims, statutory claims, debts, attorney fees, costs, and other expenses, known and unknown, which Camp ever had, now has, or hereafter may have, arising out of Camp's employment relationship with Company or his departure from the Company.  Camp agrees that he is not entitled to any further payment under any bonus practice or plan maintained by Key or any future payment under any 401k or retirement plan maintained by Key except that Camp's currently vested benefits under the Company's 401k plan are not affected by this Agreement.  Included in the foregoing, but not in limitation thereof, Camp specifically releases Company from any and all claims arising under federal, state or local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, handicap, or veteran status, including the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, Washington Law Against Discrimination, or claims arising out of any legal restrictions on an employer's right to terminate an employee.

Notwithstanding the above, nothing in this Agreement is intended to release or waive Camp's rights (i) under COBRA, (ii) to unemployment insurance benefits (it being understood that Company shall not contest Camp's application for unemployment insurance benefits), (iii) to any accrued and vested pension or other benefits under any employee plan in which Camp was a participant prior to his departure from the Company, (iv) to commence an action or proceeding to enforce the terms of this Agreement, or (v) any right to future indemnification with respect to his prior service as an officer or director of the Company pursuant to applicable statutes, indemnity agreements, Articles of Incorporation or By-laws of the Company.

7.   No Entitlement to Separation Benefits.  Camp hereby acknowledges that all wages due and owing to Camp, of every kind and nature whatsoever, including, but not limited to, accrued vacation, commissions and bonuses, have been, or will be upon Company compliance with Section 2 above, paid in full, and that the Separation Benefits agreed upon in this Agreement are above and beyond any payment required by law or Key's applicable policies and is sufficient consideration for Camp to sign and to honor all of the terms of this Agreement.

8.   Knowing Release.  Camp understands that this is a total and complete release by him of all claims that he has or may have against Key, both known or unknown (unless such claims cannot be waived by law), related to Camp's employment with Key and Camp's departure from the Company, even though there may be facts which are unknown to the Camp and Key at this time.  Camp waives and relinquishes all rights or benefits that he has or may have under any statute, regulation, common law or constitutional provision in any jurisdiction which purports to limit the scope or effectiveness of this general release (unless such rights or benefits cannot be waived by law).

9.   Release of ADEA Claims.  This Agreement includes a release of all claims under the Age Discrimination in Employment Act ("ADEA") and, therefore, pursuant to the requirements of the ADEA, Camp acknowledges that he has been advised: (a) that this Agreement includes, but is not limited to, all rights or claims arising under the ADEA up to and including the date of execution of this Agreement; (b) that he has the right to consult with an attorney or other advisor of Camp's choosing concerning his rights and obligations under this Agreement; (c) that he has the right to fully consider this Agreement before executing it and that Camp will be afforded ample time and opportunity, up to twenty-one (21) days to do so; and (d) that this release of claims under the ADEA shall become effective and enforceable the eighth day after Camp signs and delivers this Agreement to Company, provided he does not revoke his acceptance of this Agreement by delivering written notification of revocation to Key's President, John J. Ehren, within seven days of delivery of a signed original counterpart of this Agreement to Company.

10.   Complete Defense; Covenant Not to Sue.  Unless the Company breaches this Agreement, Camp acknowledges that Camp understands and agrees that this Agreement may be pled by Key as a complete defense to any claims, demands, actions, suits, damages or otherwise that were waived by Camp within the scope of this Agreement, which hereafter may be asserted by Camp or by any other person or agency on Camp's behalf.  Unless the Company breaches this Agreement, Camp agrees that he will not, for himself or on behalf of any other person or entity, bring, commence, institute, maintain, prosecute or voluntarily aid any action at law or in equity, or otherwise prosecute or sue any of the parties released by this Agreement, either affirmatively or by way of cross-complaint, defense or counterclaim, or in any other manner with respect to the claims released herein.

11.   Indemnification.  Camp agrees to indemnify and hold Key, and all other Related Parties identified herein, harmless from and against all losses, costs, judgments, damages, or expenses, including, without limitation, attorneys' fees, costs, expenses, and expert fees incurred in their defense, should Camp or his attorneys, agents, heirs, relatives, representatives, any future estate or assigns assert any claim or cause of action discharged by virtue of this Agreement.

12.   Confidentiality.  Camp may disclose the terms of this Agreement to his immediate family, attorneys, accountants, licensed tax advisors, and necessary government authorities, subject to their agreement to keep such terms, and the existence of this Agreement, confidential.  As to any other person or entity, Camp agrees to keep the terms of this Agreement and its existence confidential, and he will not disclose any details of the Agreement, including that he received Separation Benefits, unless compelled by law, regulation, statute or any government agency or organization.

13.   References and Non-Disparagement.  Each Party to this Agreement agrees not to make any public or private statements of any kind, either orally or in writing, to any person or entity which statements are derogatory or disparaging of the personal, professional or business character or reputation of the other Party (or, in the case of Company, any Related Parties), and in the case of Company or any Related Party, their products or services.

14.   Dispute Resolution and Prevailing Party Fees.  In the event of any dispute arising out of or relating to the execution and operation of this Agreement, the Parties agree first to engage in prompt and serious good faith discussions to resolve the dispute.  If such discussions fail to resolve the dispute within 30 days, the Parties shall try to resolve the dispute through mediation using the services of JAMS or such other mediation service provider as mutually agreed to by the Parties.  If such mediation fails to resolve the dispute, any such dispute shall be submitted to confidential arbitration pursuant to the rules of the Arbitration Service of Portland, Inc. or such other arbitration service and rules as mutually agreed to by the Parties.  The Arbitrator has the authority to order injunctive relief and all other general or equitable relief as appropriate.  The decision of the Arbitrator shall be final and binding on all Parties.  The costs of arbitration shall be borne equally by the Parties.  Any dispute regarding an alleged breach of the confidentiality and/or non-disparagement provisions of this Agreement shall be submitted to arbitration as set out in this paragraph.  Both Parties agree that the procedures outlined in this paragraph are the exclusive methods of dispute resolution, and that the Arbitrator shall have authority to award attorneys' fees and costs to the prevailing party.

15.           Severability and Survivability.  If any provision of this Agreement is found to be invalid or unenforceable under applicable statutes or rules of law, such provision shall, to that extent only, be deleted and all other provisions shall remain in full force and effect.

16.           Entire Agreement.  This Agreement reflects the Parties' entire agreement and supersedes all prior or contemporaneous oral or written understandings, statements, representations, or promises.  Camp hereby expressly represents that there are no other understandings, representations, or agreements between them concerning the subject matter of this Agreement and that the terms of this Agreement are contractual and not merely recitals.  This Agreement is and shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, affiliates, predecessors, successors and assigns.

THIS IS A RELEASE AND WAIVER OF KNOWN AND UNKNOWN CLAIMS.

DAVID M. CAMP ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, FULLY UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING THIS AGREEMENT WITHOUT RESERVATION AND WITH FULL KNOWLEDGE OF ITS SIGNIFICANCE AND CONSEQUENCES.

 KEY TECHNOLOGY, INC.

By /s/ John J. Ehren                                                      /s/ David M. Camp
John J. Ehren, President and CEO                                                                           David M. Camp

Date  June 7, 2012                                                       Date  June 7, 2012